Exhibit 16.1



February 28, 2002



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

     We were previously principal accountants for Mobius Management Systems, Inc. (the Company) and, under the date of July 25, 2001, we reported on the consolidated financial statements of the Company and subsidiaries as of and for the years ended June 30, 2001 and 2000. On February 22, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated February 22, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the decision to appoint PricewaterhouseCoopers LLP and dismiss KPMG LLP was approved by the Audit Committee of the Board of Directors; we are not in a position to agree or disagree with the Company's statement that it did not consult with PricewaterhouseCoopers LLP regarding the application of generally accepted accounting principles to a specific transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements; and we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K. Therefore, we take no position with respect to the Company's statements contained in paragraph 4 of Item 4.


Very truly yours,

/s/  KPMG LLP
KPMG LLP


cc:      Mr. Peter Takiff
         Chief Financial Officer
         Mobius Management Systems, Inc.